Exhibit (c)(2)

Conflicts Committee of Höegh LNG Partners LP Discussion Materials January 21, 2022

Confidential These materials have been prepared by Evercore Group L.L.C.(“Evercore”) for the Conflicts Committee of the Board of Directors (the “Committee”) of Höegh LNG Partners LP (the “Partnership”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Partnership and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Partnership and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Partnership. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Committee. These materials were compiled on a confidential basis for use by the Committee in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Confidential Table of Contents Section Introduction Preliminary Findings Appendix I II

Confidential I. Introduction

Confidential Introduction Evercore Group LLC (“Evercore”) has prepared the following materials to update the Conflicts Committee of the Board of Directors (the “Committee”) of Höegh LNG Partners LP (“HMLP” or the “Partnership”) on our initial, preliminary findings from Management (“Preliminary Findings”) and to align on priorities and next steps in reviewing the Partnership’s recently received Non-Binding Offer (“NBO”) from Höegh LNG Holdings Ltd. (“Höegh LNG” or the “Sponsor”) On January 10, 2022, Evercore was provided access to a Virtual Data Room (“VDR”) by HMLP Management and has spent the ensuing days comprehensively reviewing ~400 documents totaling over 9,000 pages to provide the summary and analysis contained herein Management provided detailed responses on 33 out of 39 initial questions (~85%) Evercore compiled several relevant clarifying questions and follow-up inquires, which were provided to the Partnership on January 14, 2022 Evercore received comprehensive responses and held a call with HMLP Management on January 18, 2022 to discuss updates regarding the Lampung situation and Management’s forecast assumptions in detail In addition to reviewing the materials, Evercore has scheduled a call with the Committee and HMLP Management on January 24, 2022 to receive further context regarding the rationale underpinning the NBO received on December 3, 2021 Evercore’s current view on next steps in the process is as follows: Share our initial findings and solicit feedback from the Committee on whether there are any specific topics for which they would request that Evercore provides a more thorough assessment Determine any additional information or clarifications Evercore should request from the Partnership Evaluate presented scenarios to align on reasonable operating assumptions and commence with valuation analysis Present valuation analysis to the Committee and discuss response to the NBO Executive Summary 1

Confidential

Introduction

($ in millions, except per unit data)

Public Market Overview and Capital Structure

Public Market Overview

As of 1/19/22	
HMLP Common Unit Price (1/19/22)	$4.36
52-Week High	*18.17*
52-Week Low	*3.77*
Partnership Common Units Outstanding	33.373
Equity Value	**$145.5**
(+) Preferred Equity[1]	162.2
(+) Debt[2]	415.5
(–) Cash[2]	(60.2)
Enterprise Value	**$663.0**

Trading Multiples

	Metric		Multiple	
	FactSet	Mgmt[4]	FactSet	Mgmt
EV / EBITDA				
2021E	$118.6	$106.1	5.6x	6.3x
2022E	113.2	109.1	5.9	6.1
2023E	102.9	108.8	6.4	6.1
Distribution Yields				
2021E		$0.01		0.2%
2022E		0.01		0.2%
2023E		0.01		0.2%

Capital Structure

As of 12/31/21	
Cash and Equivalents	$60.2
Total Debt	415.5
Net Debt	**$355.3**
Book Value of Equity	$531.2
Net Capitalization (Book Value)	**$886.5**
Net Capitalization (Market Value)	**$663.0**
Net Debt / Net Capitalization (Book Value)	40.1%
Net Debt / Net Capitalization (Market Value)	53.6%
Net Debt / 2021E EBITDA	3.4x
Net Debt / 2022E EBITDA	3.3
Gross Charter-Free LTV[3]	46.3%
Net Charter-Free LTV[3]	39.6%

Debt Details

Facility	Balance	Rate	Maturity
Parent RCF	$24.8	5.0%	1/1/23
385 RCF	63.1	3.3%	1/30/26
PGN FSRU Lampung	78.1	2.3% - 3.4%	10/31/21 - 10/31/26
Höegh Gallant	114.1	2.3% - 2.8%	1/30/26 - 1/30/27
Höegh Grace	135.5	2.3% - 2.8%	1/30/26 - 7/30/28
Total Debt	**$415.5**		

JV Debt Details

Facility	Balance	Rate	Maturity
Neptune (50% Ownership)	$77.0	5.4% - 5.9%	11/30/21 - 10/31/29
GDF Suez Cape Ann (50% Ownership)	88.4	5.4% - 5.9%	6/1/22 - 4/30/30
Total JV Debt	**$165.4**		

Source: Partnership materials, FactSet (as of 1/19/22)
1. Preferred equity value is based on 7.089mm outstanding units at a price of $22.88 (as of 1/19/22)
2. Figures as of 12/31/21
3. Calculated as gross (net) debt divided by the sum of the *Lampung, Gallant, Grace* and 50% of the *Neptune* and *Cape Ann* average charter-free appraisal values; debt values inclusive of 50% proportional JV debt
4. Figures exclude share of results of joint ventures

EVERCORE

2

HÖEGH LNG PARTNERS LP

Confidential $4.36 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 Dec-19 Jul-20 Jan-21 Jul-21 Jan-22 Introduction Historical Unit Price Performance February 2020: Onset of Global COVID-19 Pandemic 5/4/2021: A 50/50 JV between Leif Höegh & Co. Ltd. and Morgan Stanley Infrastructure completes take-private transaction of HLNG 7/27/2021: Announces that charterer PGN plans to seek arbitration regarding the FSRU Lampung and reduction of quarterly distribution per common unit from $0.44 to $0.01 10/11/2021: Announces Mr. Sveinung J. S. Støhle to step down as the Partnership’s CEO and President & CEO of Höegh LNG, effective 11/1/21; appointment of CFO Håvard Furu as interim CEO 9/24/2021: Announces the re- charter of the Höegh Gallant under a 10-year FSRU contract with New Fortress Energy to commence in Q4 2021 12/6/2021: Höegh LNG announces proposal to acquire all publicly held common units of the Partnership in exchange for $4.25 in cash 12/6/2021: Announces completion of refinancing of the commercial tranche of PGN FSRU Lampung debt facility and refinancing of the Neptune debt facility 4/24/2020: Announces Q1 2020 cash distribution per common unit of $0.44 Source: Partnership website, FactSet (as of 1/19/22) 3/24/2020: In light of the onset of the global pandemic, HMLP provides an operational update on the mitigating measures it has taken to secure health and safety 8/19/2020: Sveinung J.S. Støhle and Håvard Furu are announced as CEO and CFO, respectively, following Steffen Føreid’s resignation 3

Confidential $4.36 $4.20 $4.25 $4.30 $4.35 $4.40 $4.45 $4.50 $4.55 $4.60 $4.65 $4.70 12/6/21 12/13/21 12/20/21 12/28/21 1/4/22 1/11/22 1/19/22 Introduction Unit Price Performance Since 12/3/21 Offer Source: FactSet (as of 1/19/22) $4.25 Offer Price 4

Confidential

Introduction

Analyst Reactions to NBO

STIFEL

"Based on our math, in all but the most extreme circumstances, the units should be worth materially more and **unit holders should reject the offer…** we believe **the units should not sell at a takeout below $6-$8/unit** given the transitory nature of the problems that are occurring. In our view, **a $4.25/common unit offer is not even a very good starting point for discussion,** and simply waiting for a *Lampung* resolution would be far more beneficial to value."

"**Assuming the *Lampung* makes nothing**, the four remaining vessels should generate $83 million of EBITDA on long-term contracts through 2025, which means **the takeout offer is something like ~7.8x 2022E EBITDA**. Assuming the ***Lampung* makes ~80,000/day** which it can likely do… would make the cash flows **closer to ~6.3x, which is simply too low** for long-term contracted cash flows"

"We believe 8x is more appropriate without any [uncertainty surrounding *Lampung*], so something closer to 7.5x or even 7x would be okay, or **in other words, a unit price north of $6/unit**"

"The problem lies in that the parent owns 45.7% of the partnership and controls the GP units as well. **There is likely little in the way to stop the parent from taking the partnership private unless a third party comes in with a higher bid.**"

(12/6/21)

B | RILEY

"Based on our pre-merger price target of $5.00, we are **lowering our price target from $5.00 to $4.25**, based on Hoegh LNG's cash offer of $4.25, and we are maintaining our Neutral rating… Our original price target implied an enterprise value to estimated EBITDA 4.0x, which is **comparable to other LNG MLPs that have announced payout cuts.**"

(12/9/21)

Source: Wall Street research

EVERCORE

5

HÖEGH LNG PARTNERS LP

Confidential Introduction Analysis at Various Prices ($ in millions, except per unit data) Offer (12/3/21) HMLP Common Unit Price Consideration $4.25 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Implied Premium (Discount): HMLP Unaffected Unit Price of $3.93 as of 12/3/21 8.1% 27.2% 52.7% 78.1% 103.6% 129.0% 154.5% HMLP Current Unit Price of $4.36 as of 1/19/22 (2.5%) 14.7% 37.6% 60.6% 83.5% 106.4% 129.4% 10-day VWAP of $4.24 0.1% 17.8% 41.4% 64.9% 88.5% 112.0% 135.6% 30-day VWAP of $4.57 (6.9%) 9.5% 31.4% 53.3% 75.2% 97.1% 119.0% 60-day VWAP of $4.78 (11.1%) 4.5% 25.4% 46.3% 67.3% 88.2% 109.1% 90-day VWAP of $4.91 (13.4%) 1.9% 22.2% 42.6% 63.0% 83.4% 103.7% Total Partnership Common Units Outstanding 33.373 33.373 33.373 33.373 33.373 33.373 33.373 Implied HMLP Equity Value (100%) $141.8 $166.9 $200.2 $233.6 $267.0 $300.4 $333.7 (+) Preferred Equity 162.2 162.2 162.2 162.2 162.2 162.2 162.2 (+) Debt 415.5 415.5 415.5 415.5 415.5 415.5 415.5 (–) Cash (60.2) (60.2) (60.2) (60.2) (60.2) (60.2) (60.2) Implied HMLP Enteprise Value $659.3 $684.4 $717.7 $751.1 $784.5 $817.8 $851.2 TEV / EBITDA Metric 2021E $106.1 6.2x 6.5x 6.8x 7.1x 7.4x 7.7x 8.0x 2022E $109.1 6.0 6.3 6.6 6.9 7.2 7.5 7.8 2023E $108.8 6.1 6.3 6.6 6.9 7.2 7.5 7.8 Common Units Owned by Unaffiliated Unit Holders 17.659 17.659 17.659 17.659 17.659 17.659 17.659 HMLP Common Unit Consideration $4.25 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Implied Offer Value to Unaffiliated Unit Holders $75.0 $88.3 $106.0 $123.6 $141.3 $158.9 $176.6 Source: FactSet (as of 1/19/22), Partnership materials 1. VWAPs calculated from unaffected date of 12/3/21 2. Preferred equity value is based on 7.089mm outstanding units at a price of $22.88 (as of 1/19/22) 3. Debt and cash as of 12/31/21; cash balance includes restricted cash 4. EBITDA projections are based on management Base Case assumptions 5. Excludes share of results from JVs 1 1 1 1 2 3 3 4 5 6

Confidential II. Preliminary Findings

Confidential Preliminary Findings High-Level Status Summary Source: Partnership materials Total questions asked across initial request list and follow-up model and assumptions questions 52 Questions addressed with written responses shared over virtual dataroom 39 Questions addressed orally on call with HMLP Management on January 18th 7 Questions that remain unanswered at this point 6 7

Confidential Preliminary Findings Lampung Situation Overview Background Source: Partnership materials Current Status Potential Outcomes PGN and its now parent company, Pertamina, were previously fierce competitors in the Indonesian gas market In 2018, the Indonesian government facilitated a merger which rendered PGN a subsidiary of Pertamina Lampung FSRU, which has been under contract with PGN since 2014, has the lowest utilization of all five terminals in Indonesia From Pertamina’s perspective, it has inherited a less economical project with an FSRU on an above-market contract through 2034 In August 2021, PGN filed a notice of arbitration against HMLP, which sought to nullify the in-place charter PGN claimed the charter is in breach of Indonesian law and is seeking to claim a refund for past payments since the contract began in 2014 The Partnership submitted a counterclaim accusing PGN of being in breach of contractual obligations including quiet enjoyment HMLP has obtained two legal opinions from Indonesian experts, both of which found that PGN’s claims do not have a strong legal basis The Board of Directors previously reviewed a high level risk analysis of the dispute in November 2021, which considered the risks, mitigants and potential consequences of several scenarios PGN has been paying hire on-time and has publicly indicated its intent to continue to do so The HMLP Board received an update briefing regarding the PGN dispute on January 13, 2022 In addition to a status update, the Board also reviewed potential commercial outcomes A previously planned meeting during the week of January 17th between the Partnership and PGN has been postponed due to pandemic-related restrictions Management does not expect the arbitration process to conclude until 2023 or 2024 HLNG believes that the charter being respected is the most likely outcome In the event of a default, the Lampung has the most limited commercial outlook of any of the Partnership’s FSRUs Its regasification capacity is below the market standard and it has insufficient engine power to operate as an LNG carrier Re-charter options likely require a long idle period and potentially a $20-25mm regasification upgrade The base case assumption from management is that PGN will continue to make payments going forward 8

Confidential Preliminary Findings Selected Other Observations Management’s Projections Partnership / Sponsor Dynamic Source: Partnership materials Given the complexity and uncertainty surrounding the Lampung, HMLP has conducted several sensitivity analyses around its forecast The sensitivity analyses focus on the PGN dispute, with various permutations of the facility refinancing and FSRU re-employment in the event of a default For the majority of the fleet, there is limited flexibility in operating assumptions, as the average remaining charter duration is 8.7 years Management provided perspectives on long-term FSRU rates and shared their methodology behind the estimates Current charters are favorable to HMLP, having been executed at a time of more robust FSRU charter rates Re-charter rates at the end of current contracts are projected to decline by ~25-50% in HMLP’s analysis Management estimates long-term capex rates will consistently remain in the $60-70k per day range ● This assumption is based on a returns analysis for converted LNG carriers, as returns in that range are required to maintain market equilibrium The two smaller FSRUs are assessed at long-term rates at a ~50% discount to the $60-70k per day range, implying $30-35k per day, as they are relatively ill-equipped for re-charter as FSRUs in their current configuration When HLNG was taken private in March 2021, some provisions of the Omnibus Agreement between HMLP and the Sponsor were terminated For the first time, HLNG was allowed to own / operate vessels on long-term charters For the first time, HMLP was allowed to own / operate vessels on short-term charters For the first time, HLNG was formally allowed to compete with HMLP HLNG provides performance guarantees in favor of charters on the Lampung, Neptune and Cape Ann and granted an indemnity to HMLP on an issue regarding Neptune and Cape Ann There is $25mm outstanding on the $85mm internal RCF, which will not be extended beyond its Jan 2023 maturity In 2Q21, HLNG informed HMLP that it had limited capacity to allow the partnership to draw further funds on the revolver In the NBO, HLNG stated it is not interested in executing any further dropdown transactions to HMLP 9

Confidential Preliminary Findings 6) List / describe key assumptions / methodologies used to develop financial forecasts with respect to revenues, operating expenses, G&A, interest costs, debt principal payments, investments and NAV Management does not make regular valuations of the NAV and this is not included in the modelling 8) Provide any recent presentations or materials regarding the go-forward business plan, chartering strategy and growth initiatives No recent presentations as the vessels have charter coverage through 2026, unless PGN Contract is terminated by PGN and alternative employment of this asset is uncertain 9) Management’s view on HMLP’s valuation and the underlying assumptions Will not provide as the Conflicts Committee has engaged Evercore to provide this assessment 30a-c) Management to provide all internal or third party analyses and any HLNG board presentations / resolutions related to the decision to withdraw the line of credit to HMLP Not at privilege to share documentation in relation to HLNG No third party engaged Not at privilege to share board documentation in relation to HLNG 34) Provide outcome of the strategic review of HMLP that was publicly announced when HLNG was taken private Not at privilege to share documentation in relation to HLNG 37) Identification of any governmental, administrative or third party (including contract counterparty’s) consents, approvals, filings, notices or similar items that are needed to effect the transition and identify any anticipated challenges in receiving the necessary authorizations Management has not identified any consent requirements in the charters or JV agreements WFW is currently assessing the loan and swap agreements Kirkland is currently assessing potential governmental consents Kirkland and Baker Botts will assess if antitrust filing in the United States is required Unanswered Items Source: Partnership materials 10

Confidential

Preliminary Findings

Base Case – Operating Assumptions

Current Contracts

- Assets remain on current charter contracts through expiration; extension options are not exercised
- PGN LNG is assumed to continue to pay the gross charter rate of $142k per day[1] or ~$4.4mm in monthly revenue

Vessel	Charter Type	Contract Expiry	Capex Rate ($ / Day)	Opex Rate ($ / Day)	Opex Cost ($ / Day)	Comm. Admin ($ / Year)
Neptune	FSRU	11/30/29	$90,048	$22,200	$22,200	$768,000
Cape Ann	FSRU	6/1/30	90,048	22,200	22,200	800,000
PGN FSRU Lampung	FSRU	10/31/34	110,000	21,609	25,600	1,900,000
Höegh Gallant	FSRU/LNGC	12/1/31	60,000	20,000	15,000	150,000
Höegh Grace	FSRU	12/31/26	114,481	24,319	23,300	800,000

Long-Term Project Assumptions

- All assets are expected to find employment within 1-month of current charter expiry at significantly reduced rates

Vessel	Capex Rate ($ / Day)	Capex Rate % Change	Opex Rate ($ / Day)	Opex Cost ($ / Day)	Comm. Admin ($ / Year)	Time Idle (Days)	Re-charter Term (Years)
Neptune	$35,000	(61.1%)	$20,600	$20,600	$800,000	30	10
Cape Ann	35,000	(61.1%)	20,600	20,600	800,000	30	10
PGN FSRU Lampung	55,000	(50.0%)	20,600	20,600	800,000	-	8
Höegh Gallant	70,000	16.7%	20,600	20,600	800,000	20	10
Höegh Grace	70,000	(38.9%)	20,600	20,600	800,000	31	8

Other

- Group admin expenses of $7mm per year
- Annual corporate income tax and withholding tax of $7.1mm and $2.7mm per year, respectively
  - Corporate income tax includes additional $2.0m per year for *Lampung* to correct the effect of disallowed interest deductions on internal loan (following a tax audit)
- Useful life assumed 35 years for all assets with scrap values of $12.1mm for *Neptune* and *Cape Ann* and $13.5mm for the *Lampung*, *Gallant* and *Grace*
- $4mm per year assumed in admin costs related to PGN arbitration in 2022 and 2023

EVERCORE

11

HÖEGH LNG PARTNERS LP

Source: Partnership materials
Note: JV vessel figures shown on a 100% consolidated basis
1. In addition to capex and opex rate, the charter rate also includes a tax element per day of $10.4k

Confidential Preliminary Findings Base Case – Financing Assumptions Lampung Refinancing Existing debt facility was extended / rolled forward in December 2021 with amortization schedule the same as it was previously All cash generated by Lampung will be locked-up, with 50% earmarked for additional amortization until dispute is resolved (assumed in Q4 2023) Terms are consistent with the approved refinancing of the commercial tranche Based on these assumptions, the Lampung facility will be fully paid down by Q3 2025 Neptune & Cape Ann Refinancing & Unitholder Loans HMLP completed equity injection for $2.6mm in the form of a unitholder loan to fund Neptune refinancing in November 2021 Base case assumes $1.2mm unitholder loan to Neptune during Q1 2022 to fund safety upgrade in conjunction with Q2 2022 drydocking Assumes $1.3mm unitholder loan to Cape Ann in June 2022 to cover funding gap in balloon repayment Joint ventures are assumed to repay loans and begin paying dividends in the first half of 2023 Revolving Credit Facilities Partnership fully drew down the remaining $14.8mm of the external RCF in September 2021 No further drawdown is assumed on the internal RCF Grace & Gallant Refinancing Facility is assumed to be refinanced during Q1 2026 at maturity; $63mm RCF is assumed not to be extended Vessel debt refinancing for the amount of the approximate maturing balloons ($80mm and $70mm) The new tranches amortize to zero over 8 and 6 years, respectively; each coinciding with the vessel reaching 18 years old Equity Financing & Distributions No common or preferred units are issued under the ATM program through forecast period Common unit distribution to remain at $0.01; preferred units maintain historical levels Source: Partnership materials 12

Confidential Preliminary Findings Sensitivity Cases – Variances from Base Case Case 2 PGN stops paying charter hire as of March 1, 2022 Assume lenders will declare EOD and consent to redeployment of the FSRU contingent on HMLP acting as guarantor to continue servicing Lampung debt and the covenants are not breached No change in terms of the loan in exchange for consent to redeploy Common and preferred distributions are both eliminated Asset is assumed to spend 24-months idle, incurring opex at a cost of $22.7k / day, and is re-chartered at an capex rate of $55k / day Case 3 Lampung facility is refinanced in Q1-2022 with an $85mm bridge facility Loan is non-amortizing over 3-year term with 10% interest rate, paid quarterly As in the Base Case, PGN is assume to continue to pay rate of ~$4.4mm per month and the common and preferred distribution remain at current levels Case 4 Lampung facility is refinanced in Q1-2022 with an $85mm bridge facility Loan is non-amortizing over 3-year term with 10% interest rate, paid quarterly PGN stops paying charter hire as of March 1, 2022 Asset is assumed to spend 24-months idle, incurring opex at a cost of $22.7k / day, and is re-chartered at an opex rate of $55k / day The new Lampung debt is assumed refinanced after 3 years with a similar sized facility Refinanced facility is amortized over 8 years at a 5% interest rate Case 5 Assumes commercial agreement is reached with PGN in July 2022 Capex rate is reduced by $30k, to $80k per day, for remainder of the contract Lampung facility is refinanced as it is in the Base Case, but the 50% cash lock-up requirement is nullified upon reaching the commercial agreement with PGN in July 2022 Source: Partnership materials 13

Confidential Preliminary Findings Summary Financial Projections – Base Case Provided by Partnership Management For the Years Ending December 31, Memo: Checks vs HMLP.Annual 2022E 2023E 2024E 2025E 2026E 2027E 2028E Revenues $146.8 $146.6 $146.1 $138.9 $127.4 $104.2 $107.1 (–) Vessel Operating Expenses (23.9) (23.9) (24.1) (23.9) (23.9) (22.8) (22.9) (–) Adminstrative Expenses (13.9) (13.9) (9.9) (9.9) (9.9) (9.8) (9.9) (–) Share of Result from JVs1 19.5 21.1 22.7 24.1 18.6 20.1 21.8 EBITDA $128.6 $129.8 $134.8 $129.3 $112.3 $91.6 $96.0 Cash Flow Detail Cash EBITDA $114.7 $114.7 $118.3 $111.7 $100.4 $78.6 $81.6 (+) Dividends from JVs1 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) WC, Taxes and other Expenses (9.4) (9.6) (9.5) (8.9) (8.1) (7.4) (6.9) Cash Flow from Operations $105.3 $108.1 $111.8 $106.0 $98.3 $77.3 $80.2 (–) Drydock Capex $ - $ - ($7.5) $ - ($4.0) $ - $ - (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 0.0 0.0 Cash Flow from Investing ($2.5) $5.9 ($4.4) $2.8 ($4.0) $0.0 $0.0 (–) Debt Service (Amort. and Interest) ($65.1) ($62.2) ($55.0) ($50.0) ($30.2) ($28.0) ($26.9) (–) Repayment Debt ----(140.8) -- (–) Borrowings, Net of Fees ---- 148.5 -- (–) Draw / Repayment - 385 RCF (10.7) (34.4) (18.0) ---- (–) Draw / Repayment - Internal RCF (24.8) ------ (–) Cash Distributions (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (–) Change in Restricted Cash and Others (3.9) (4.4) 10.5 9.4 0.0 -- Cash Flow from Financing ($121.3) ($117.8) ($79.3) ($57.4) ($39.3) ($44.9) ($43.8) Liquidity Metrics Change in Cash ($18.5) ($3.8) $28.1 $51.4 $55.0 $32.4 $36.4 Ending Cash Balance 23.8 20.0 48.1 99.5 154.4 186.8 223.2 385 RCF Available Drawings 10.7 45.1 63.1 63.1 --- Free Liquid Assets2 34.5 65.1 111.1 162.5 154.4 186.8 223.2 Proportionate Leverage Metrics Gross Debt / LTM EBITDA 3.3x 2.6x 2.0x 1.7x 1.6x 1.5x 1.1x Net Debt / LTM EBITDA 3.1 2.4 1.7 1.0 0.4 (0.2) (0.9) Source: Partnership materials 1. Assumes 50.0% ownership of the Neptune and Cape Ann throughout the projection period 2. Represents end of period cash balance plus available drawings through the 385 RCF ($ in millions) 14

Confidential Provided by Partnership Management For the Years Ending December 31, Memo: Checks vs HMLP.Annual 2022E 2023E 2024E 2025E 2026E 2027E 2028E Revenues $103.4 $94.7 $117.5 $114.7 $103.2 $79.9 $82.8 (–) Vessel Operating Expenses (23.0) (22.8) (22.2) (22.0) (22.0) (21.0) (21.1) (–) Adminstrative Expenses (12.3) (12.0) (8.6) (8.8) (8.8) (8.7) (8.8) (–) Share of Result from JVs1 19.5 21.1 22.7 24.1 18.6 20.1 21.8 EBITDA $87.6 $80.9 $109.3 $108.0 $90.9 $70.3 $74.6 Cash Flow Detail Cash EBITDA $73.6 $65.7 $92.8 $90.3 $79.1 $57.3 $60.2 (+) Dividends from JVs1 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) WC, Taxes and other Expenses (9.2) (9.5) (9.6) (9.6) (9.3) (8.6) (8.2) Cash Flow from Operations $64.4 $59.2 $86.1 $84.0 $75.8 $54.7 $57.5 (–) Drydock Capex $ - $ - ($7.5) $ - ($4.0) $ - $ - (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 0.0 0.0 Cash Flow from Investing ($2.5) $5.9 ($4.4) $2.8 ($4.0) $0.0 $0.0 (–) Debt Service (Amort. and Interest) ($62.1) ($58.8) ($56.2) ($53.4) ($35.0) ($28.0) ($26.9) (–) Repayment Debt ----(140.8) -- (–) Borrowings, Net of Fees ---- 148.5 -- (–) Draw / Repayment - 385 RCF -(3.7) (27.1) (32.2) --- (–) Draw / Repayment - Internal RCF -(24.8) ----- (–) Cash Distributions ------- (–) Change in Restricted Cash and Others -- 1.6 4.8 4.8 -- Cash Flow from Financing ($62.1) ($87.3) ($81.7) ($80.9) ($22.5) ($28.0) ($26.9) Liquidity Metrics Change in Cash ($0.1) ($22.1) $ - $5.9 $49.3 $26.7 $30.6 Ending Cash Balance 42.1 20.0 20.0 25.9 75.2 101.9 132.4 385 RCF Available Drawings - 3.7 30.8 63.1 --- Free Liquid Assets2 42.1 23.7 50.8 88.9 75.2 101.9 132.4 Proportionate Leverage Metrics Gross Debt / LTM EBITDA 5.1x 4.4x 2.7x 2.0x 1.9x 1.9x 1.3x Net Debt / LTM EBITDA 4.6 4.1 2.5 1.8 1.2 0.7 (0.2) Preliminary Findings Summary Financial Projections – Case 2 ($ in millions) Source: Partnership materials 1. Assumes 50.0% ownership of the Neptune and Cape Ann throughout the projection period 2. Represents end of period cash balance plus available drawings through the 385 RCF 15

Confidential Provided by Partnership Management For the Years Ending December 31, Memo: Checks vs HMLP.Annual 2022E 2023E 2024E 2025E 2026E 2027E 2028E Revenues $146.8 $146.6 $146.1 $138.9 $127.4 $104.2 $107.1 (–) Vessel Operating Expenses (23.9) (23.9) (24.1) (23.9) (23.9) (22.8) (22.9) (–) Adminstrative Expenses (13.9) (13.9) (9.9) (9.9) (9.9) (9.8) (9.9) (–) Share of Result from JVs1 19.5 21.1 22.7 24.1 18.6 20.1 21.8 EBITDA $128.6 $129.8 $134.8 $129.3 $112.3 $91.6 $96.0 Cash Flow Detail Cash EBITDA $114.7 $114.7 $118.3 $111.7 $100.4 $78.6 $81.6 (+) Dividends from JVs1 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) WC, Taxes and other Expenses (13.2) (9.5) (8.9) (9.0) (8.4) (7.8) (7.3) Cash Flow from Operations $101.4 $108.2 $112.4 $105.9 $98.0 $76.9 $79.8 (–) Drydock Capex $ - $ - ($7.5) $ - ($4.0) $ - $ - (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 0.0 0.0 Cash Flow from Investing ($2.5) $5.9 ($4.4) $2.8 ($4.0) $0.0 $0.0 (–) Debt Service (Amort. and Interest) ($51.5) ($45.2) ($43.9) ($34.8) ($30.2) ($28.0) ($26.9) (–) Repayment Debt (74.4) --(85.0) (140.8) -- (–) Borrowings, Net of Fees 80.8 --- 148.5 -- (–) Draw / Repayment - 385 RCF (32.1) (31.0) ----- (–) Draw / Repayment - Internal RCF (24.8) ------ (–) Cash Distributions (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (–) Change in Restricted Cash and Others 5.6 -- 5.0 --- Cash Flow from Financing ($113.1) ($93.0) ($60.7) ($131.7) ($39.3) ($44.9) ($43.8) Liquidity Metrics Change in Cash ($14.1) $21.1 $47.2 ($23.0) $54.6 $32.0 $36.0 Ending Cash Balance 29.1 50.2 97.5 74.5 129.1 161.1 197.1 385 RCF Available Drawings 32.1 63.1 63.1 63.1 --- Free Liquid Assets2 61.2 113.3 160.5 137.5 129.1 161.1 197.1 Proportionate Leverage Metrics Gross Debt / LTM EBITDA 3.4x 2.8x 2.5x 1.7x 1.6x 1.5x 1.1x Net Debt / LTM EBITDA 3.1 2.4 1.8 1.1 0.6 0.0 (0.7) Preliminary Findings Summary Financial Projections – Case 3 ($ in millions) Source: Partnership materials 1. Assumes 50.0% ownership of the Neptune and Cape Ann throughout the projection period 2. Represents end of period cash balance plus available drawings through the 385 RCF 16

Confidential Provided by Partnership Management For the Years Ending December 31, Memo: Checks vs HMLP.Annual 2022E 2023E 2024E 2025E 2026E 2027E 2028E Revenues $103.4 $94.7 $117.5 $114.7 $103.2 $79.9 $82.8 (–) Vessel Operating Expenses (23.0) (22.8) (22.2) (22.0) (22.0) (21.0) (21.1) (–) Adminstrative Expenses (12.3) (12.0) (8.6) (8.8) (8.8) (8.7) (8.8) (–) Share of Result from JVs1 19.5 21.1 22.7 24.1 18.6 20.1 21.8 EBITDA $87.6 $80.9 $109.3 $108.0 $90.9 $70.3 $74.6 Cash Flow Detail Cash EBITDA $73.6 $65.7 $92.8 $90.3 $79.1 $57.3 $60.2 (+) Dividends from JVs1 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) WC, Taxes and other Expenses (13.3) (9.6) (9.6) (9.6) (9.7) (9.6) (9.7) Cash Flow from Operations $60.3 $59.2 $86.1 $84.0 $75.4 $53.7 $56.0 (–) Drydock Capex $ - $ - ($7.5) $ - ($4.0) $ - $ - (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 0.0 0.0 Cash Flow from Investing ($2.5) $5.9 ($4.4) $2.8 ($4.0) $0.0 $0.0 (–) Debt Service (Amort. and Interest) ($51.6) ($46.5) ($45.2) ($47.3) ($44.6) ($41.8) ($40.2) (–) Repayment Debt (74.4) --(85.0) (140.8) -- (–) Borrowings, Net of Fees 80.8 -- 83.7 148.5 -- (–) Draw / Repayment - 385 RCF (0.0) (1.7) (19.6) (26.3) (15.4) -- (–) Draw / Repayment - Internal RCF (24.8) ------ (–) Cash Distributions (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (–) Change in Restricted Cash and Others 5.6 -- 5.0 --- Cash Flow from Financing ($81.2) ($65.0) ($81.7) ($86.7) ($69.1) ($58.7) ($57.0) Liquidity Metrics Change in Cash ($23.3) $0.1 $ - $ - $2.3 ($4.9) ($1.0) Ending Cash Balance 19.9 20.0 20.0 20.0 22.3 17.4 16.4 385 RCF Available Drawings - 1.7 21.4 47.7 --- Free Liquid Assets2 19.9 21.7 41.4 67.7 22.3 17.4 16.4 Proportionate Leverage Metrics Gross Debt / LTM EBITDA 5.1x 4.8x 3.3x 2.7x 2.5x 2.5x 1.8x Net Debt / LTM EBITDA 4.8 4.6 3.1 2.5 2.2 2.3 1.6 Preliminary Findings Summary Financial Projections – Case 4 ($ in millions) Source: Partnership materials 1. Assumes 50.0% ownership of the Neptune and Cape Ann throughout the projection period 2. Represents end of period cash balance plus available drawings through the 385 RCF 17

Confidential Provided by Partnership Management For the Years Ending December 31, Memo: Checks vs HMLP.Annual 2022E 2023E 2024E 2025E 2026E 2027E 2028E Revenues $141.3 $135.6 $135.3 $128.0 $116.5 $93.2 $96.1 (–) Vessel Operating Expenses (23.9) (23.9) (23.9) (23.9) (23.9) (22.8) (22.9) (–) Adminstrative Expenses (9.9) (9.9) (9.9) (9.9) (9.9) (9.8) (9.9) (–) Share of Result from JVs1 19.5 21.1 22.7 24.1 18.6 20.1 21.8 EBITDA $127.1 $122.9 $124.1 $118.4 $101.3 $80.7 $85.0 Cash Flow Detail Cash EBITDA $113.2 $107.7 $107.6 $100.7 $89.5 $67.7 $70.6 (+) Dividends from JVs1 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) WC, Taxes and other Expenses (9.4) (9.6) (9.6) (9.2) (8.7) (8.1) (7.7) Cash Flow from Operations $103.8 $101.2 $101.0 $94.7 $86.8 $65.6 $68.3 (–) Drydock Capex $ - $ - ($7.5) $ - ($4.0) $ - $ - (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 0.0 0.0 Cash Flow from Investing ($2.5) $5.9 ($4.4) $2.8 ($4.0) $0.0 $0.0 (–) Debt Service (Amort. and Interest) ($64.0) ($57.8) ($55.1) ($52.9) ($32.9) ($28.0) ($26.9) (–) Repayment Debt ----(140.8) -- (–) Borrowings, Net of Fees ---- 148.5 -- (–) Draw / Repayment - 385 RCF (14.7) (37.5) (10.9) ---- (–) Draw / Repayment - Internal RCF (24.8) ------ (–) Cash Distributions (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (–) Change in Restricted Cash and Others 1.3 0.4 0.5 6.8 2.7 -- Cash Flow from Financing ($119.0) ($111.7) ($82.3) ($62.9) ($39.3) ($44.9) ($43.8) Liquidity Metrics Change in Cash ($17.7) ($4.6) $14.2 $34.6 $43.5 $20.7 $24.6 Ending Cash Balance 24.6 20.0 34.2 68.8 112.2 133.0 157.5 385 RCF Available Drawings 14.7 52.2 63.1 63.1 --- Free Liquid Assets2 39.2 72.2 97.2 131.8 112.2 133.0 157.5 Proportionate Leverage Metrics Gross Debt / LTM EBITDA 3.4x 2.7x 2.2x 1.8x 1.7x 1.7x 1.2x Net Debt / LTM EBITDA 3.1 2.5 1.9 1.3 0.8 0.3 (0.4) Preliminary Findings Summary Financial Projections – Case 5 ($ in millions) Source: Partnership materials 1. Assumes 50.0% ownership of the Neptune and Cape Ann throughout the projection period 2. Represents end of period cash balance plus available drawings through the 385 RCF 18

Confidential Appendix

Confidential Appendix Overview of Proposal Source: Non-Binding Offer from Sponsor, FactSet (as of 1/19/22) 1. Includes Morten W. Höegh’s 1.3% ownership of total outstanding common units 2. Current TEV calculated as of 1/19/22; reference slide 7 for further details Buyer Höegh LNG Holdings Ltd., which currently owns 47.0% of the total outstanding common units1 along with the non-economic GP interest in the Partnership Höegh LNG is beneficially owned by Larus Holdings, a joint venture between Leif Höegh & Co. and Morgan Stanley Infrastructure Partners Proposed Transaction Summary On December 3, 2021, Höegh LNG submitted a Non-Binding Offer to purchase the 53.0% of outstanding common units not already owned by the Sponsor or its affiliates and “buy in” HMLP, which will cease to be a publicly traded partnership The Transaction would be structured as a merger between the Partnership and a subsidiary of Höegh LNG, with the Partnership surviving the merger as a wholly owned subsidiary of Höegh LNG Offer Price Common unit holders other than Höegh LNG (“Unaffiliated Unit Holders”) will receive $4.25 in cash for each common unit held, an 8.1% and 4.1% premium to the unaffected unit price and 5-day VWAP, respectively. Current price is $4.36 per common unit, representing a premium of 2.6% to the Offer Price Based on the $4.25 per unit offer price, the Unaffiliated Unit Holders would receive total cash consideration of $75.0mm for their 53.0% outstanding common interest in HMLP Implied TEV of the offer is $659.3mm, which represents a 0.6% discount to HMLP’s current TEV2 Timing & Approvals Approval of the Conflicts Committee of HMLP and Board of Directors of Höegh LNG Offer assumes closing will be subject to approval by holder of the majority of the outstanding HMLP common units Other Höegh LNG has offered to present the NBO in more detail to the Conflicts Committee The Sponsor has stated that it is not interested in selling any of its equity position in HMLP, nor does it wish to pursue other strategic alternatives involving HMLP beyond the proposed transaction 19

Confidential

Appendix

($ in thousands)

Ownership Summary

Current Ownership Breakdown

#	Institutional Holders	Units (000s)	%	Simple Value of Position[1]
1	Renaissance Technologies LLC	767	2.3%	$3,344
2	Invesco Advisers, Inc.	481	1.4%	2,097
3	Prescott Group Capital Management LLC	266	0.8%	1,158
4	Huber Capital Management LLC	118	0.4%	513
5	GSA Capital Partners LLP	118	0.4%	512
6	Citadel Advisors LLC	113	0.3%	492
7	Engineers Gate Manager LP	92	0.3%	400
8	Occudo Quantitative Strategies LP	73	0.2%	316
9	Millennium Management LLC	70	0.2%	306
10	BMO Asset Management, Inc.	68	0.2%	295
–	Other	344	1.0%	1,499
Total Institutional Holders		**2,507**	**7.5%**	**$10,932**
Total Implied L.P. Retail Holders		**15,151**	**45.4%**	**$66,059**

#	L.P. Insiders	Units (000s)	%	Simple Value of Position
1	Hoegh Lng Holdings Ltd.	15,257	45.7%	$66,523
2	Morten W. Hoegh	441	1.3%	1,923
3	Stohle Sveinung J S	16	0.0%	69
Total L.P. Insiders		**15,714**	**47.1%**	**$68,515**
Total Partnership Common Units		**33,373**	**100.0%**	**$145,506**

Unitholder Ownership Structure[1]


Unaffiliated Unit Holders
Höegh LNG Holdings & Affiliated Unit Holders[2]
Institutional Holders of HMLP Common Units
Retail / Other Common Unit Holders
47.0% LP Interest
7.5% LP Interest
45.4% LP Interest
Höegh LNG Partners LP

Source: FactSet (as of 1/19/22), Partnership materials
Note: Unit price of $4.36 as of 1/19/22; Ownership Structure does not sum to 100% due to Sveinung insider ownership position of less than 1%
1. Does not include full value of G.P. interest or value of IDRs
2. Includes units owned by Sponsor and Morten W. Höegh, an affiliated unit holder in the proposed transaction

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Confidential 44.9% 38.6% 13.7% 2.9% 0.1x 0.1x 0.2x 0.2x 0.0x 0.1x 0.2x 0.3x 0.0% 20.0% 40.0% 60.0% $4.25 - $4.35 $4.35 - $4.45 $4.45 - $4.55 $4.55 - $4.65 Cumulative Multiple of Public Float % of Units Traded % of Units Traded Cumulative Multiple of Public Float 2.1% 39.0% 20.8% 8.2% 0.0% 0.0% 8.6% 21.3% 0.0x 0.9x 1.4x 1.6x 1.6x 1.6x 1.7x 2.2x 0.0x 1.0x 2.0x 3.0x 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% $3.50 - $4.25 $4.25 - $5.00 $5.00 - $5.75 $5.75 - $6.50 $6.50 - $9.50 $9.50 - $12.50 $12.50 - $15.50 $15.50 - $18.50 Cumulative Multiple of Public Float % of Units Traded % of Units Traded Cumulative Multiple of Public Float Appendix Trading Analysis Histogram Trading Analysis – 1 Year Period Histogram Trading Analysis – Since Offer (12/3/21) Source: FactSet (as of 1/19/22) Low Unit Price: $3.93 Date: 12/3/21 High Unit Price: $18.06 Date: 7/5/21 Current Unit Price: $4.36 Date: 1/19/22 Unit price declined from $17.87 to $6.30 following 7/27/21 announcement regarding the Lampung dispute and reduction of quarterly distribution per common unit from $0.44 to $0.01 Low Unit Price: $4.26 Date: 12/20/21 Current Unit Price: $4.36 Date: 1/19/22 High Unit Price: $4.64 Date: 1/4/22 ~83% of units traded since offer have been within 20 cents above the $4.25 offer price 21

Confidential Appendix HMLP Net Asset Value Source: Partnership materials, FactSet (as of 1/19/22) 1. Average of charter-free appraised values indicated in Fearnleys and Breamar appraisal reports dated August 2021, as provided by Partnership. Neptune and Cape Ann asset values adjusted for 50% ownership 2. Based on 50.0% ownership of Neptune and Cape Ann 3. Figures are illustrative and for discussion purposes only; Assumes 10.0% WACC and market FSRU capex rate of $70.0k per day; Neptune and Cape Ann market capex rate assumed as $50.0k due to incremental $20.0k per day of opex 4. Includes restricted cash ($ in millions, except per unit and per day data) Net Asset Value Analysis NAV per Common Unit Sensitivity Analysis Number Avg. Value Appraised Vessel Type of Vessels per Vessel Asset Value1 FSRU2 5 $179.4 $896.8 Charter-Free Gross Asset Value 5 $179.4 $896.8 (+) Mark-to-Market Charter Value2,3 243.7 Charter-Attached Gross Asset Value $1,140.4 (+) Cash & Cash Equivalents4 60.2 (+) Net Working Capital (2.6) (–) Preferred Equity (162.2) (–) Debt Balance (415.5) (–) JV Debt Balance2 (165.4) Net Asset Value $454.9 Total Units Outstanding 33.373 NAV per Common Unit $13.63 HMLP Common Unit Price (1/19/22) $4.36 Implied Price / NAV 0.32x Premium (Discount) to Appraised Asset Value (20%) (10%) (5%) 0% 5% 10% 20% 9.50% $8.39 $11.08 $12.42 $13.77 $15.11 $16.45 $19.14 9.75% 8.32 11.01 12.35 13.70 15.04 16.38 19.07 10.00% 8.26 10.94 12.29 13.63 14.97 16.32 19.00 10.25% 8.19 10.88 12.22 13.56 14.91 16.25 18.94 10.50% 8.12 10.81 12.15 13.50 14.84 16.18 18.87 WACC Assumed Market Rates JVs: $45,000 $47,500 $50,000 $52,500 $55,000 $13.63 65,000 67,500 70,000 72,500 75,000 9.50% $14.57 $14.17 $13.77 $13.37 $12.97 9.75% 14.49 14.09 13.70 13.30 12.91 10.00% 14.42 14.02 13.63 13.24 12.84 10.25% 14.34 13.95 13.56 13.17 12.78 10.50% 14.27 13.88 13.50 13.11 12.72 WACC FSRU: 22

Confidential

Appendix

($ in millions, except per day figures)

Detailed Fleet Overview

Vessel Name	Year Delivered	Age (Years)	Capacity (cbm)	Ownership (%)	Earliest Charter Expiry	Charter Rate (USD / Day)	Charter-Free Appraised Value (Aug. '21) Fearnleys	Breamar	Average
FSRU Vessels									
Neptune	2009	12.1	145,000	50%	11/30/29	$112,248[1]	$167	$181	$174
Cape Ann	2010	11.6	145,000	50%	6/1/30	112,248[2]	159	178	169
PGN FSRU Lampung	2014	7.7	170,000	100%	10/31/34	142,045[3]	229	245	237
Höegh Gallant	2014	7.2	170,000	100%	11/25/31	85,000[4]	232	246	239
Höegh Grace	2016	5.8	170,000	100%	12/31/26	150,157[5]	239	260	250
Total Value[6]							**$1,026**	**$1,110**	**$1,068**
Weighted Average Age (Years)									**8.5[7]**

JV Vessels (dashed box: Neptune, Cape Ann)

Source: Partnership materials
Note: JV vessel figures shown on a 100% consolidated basis
1. Inclusive of $90k capex, $23k opex and $0 tax element rates per day; inclusive of small opex leakage due to owners cost related to insurance and boil off gas claims
2. Inclusive of $90k capex, $19k opex and $0 tax element rates per day; inclusive of small opex leakage due to owners cost related to insurance and boil off gas claims
3. Inclusive of $110k capex, $22k opex and $10k tax element rates per day
4. Inclusive of $60k capex, $20k opex and $5k tax element rates per day
5. Inclusive of $114k capex, $24k opex and $11k tax element rates per day
6. Total value is shown on a 100% consolidated basis regarding JV vessels
7. As of 1/19/2021. Weighted by average charter free asset value

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HÖEGH LNG PARTNERS LP

Confidential Appendix Charter Profile Vessel Counterparty CapEx Rate1 Opex Rate1 Gross Charter Rate1 Initial Charter Duration (Years)2 Neptune TGPL $90,048 $22,787 $112,248 Cape Ann TGPL 90,048 19,111 112,248 PGN FSRU Lampung PGN 110,000 21,609 142,045 Höegh Gallant NFE 60,000 20,000 85,000 Höegh Grace SPEC 114,481 24,319 150,157 7.9 8.4 12.8 9.9 5.0 - 3.0 6.0 9.0 12.0 15.0 Weighted average remaining initial charter duration of 8.7 years (assumes extension options not exercised) Source: Partnership materials Note: JV vessel figures shown on a 100% consolidated basis 1. Based on initial charter 2. Weighted based on gross charter rate. Extension options not included as they are assumed not to be exercised in management analysis 3. Figures include small opex leakage due to owners cost related to insurance and boil off gas claims 4. Lampung, Gallant and Grace figures include tax element rates of $10k, $5k and $11k per day, respectively 3 3 4 4 4 24

Confidential $39.2 $ - $10.0 $20.0 $30.0 $40.0 $50.0 Jan-2019 Jun-2019 Dec-2019 Jun-2020 Dec-2020 Jun-2021 Dec-2021 $ / mbtu 0 50 100 150 200 250 300 '16 '17 '18 '19 '20 '21E '22E '23E '24E '25E '26E '27E '28E '29E MMtpa Existing Projects Proposed Projects Under Construction FSRU Fleet Capacity Announced Projects LNG Market Outlook & Recent FSRU Fixtures Appendix Source: Partnership materials, IHS Markit (11/2/21), Clarksons (1/17/22), Wall Street research 1. Represents spot prices delivered Asia 2. Projections as of Q1 2021 3. Represents capex lease rates of awarded/preferred bidder FSRU projects Faster than expected economic recovery from the COVID-19 pandemic has buoyed LNG demand, particularly in Asia, while European LNG imports were restricted by high demand elsewhere, placing upward pressure on hub prices and global spot LNG prices Global LNG demand forecasted to increase to ~400 million tonnes in 2022 While LNG export prices have cooled off from historic peaks, pricing should remain seasonally strong during the winter months The LNG market greatly favors existing LNG exporters, but greenfield export projects could also benefit from global tight supply conditions Although the LNG market has been strong, conversion vessels have put downward pressure on FSRU capex rates Historical LNG Spot Price1 Floating Regasification Projects vs FSRU Fleet Capacity2 Inflection point: In mid- 2022, FSRU demand is expected to exceed supply 25 ($ in millions, except per day data) FSRU Fixtures3 Market Commentary 50,000 70,000 90,000 110,000 130,000 150,000 170,000 190,000 (USD/day) Year Awarded Average Rate by Year Two Year Moving Average Average Rate of Period